Exhibit 8

ESCROW SERVICES AGREEMENT

This Escrow Services Agreement (this “Agreement”) is made and entered into as of February 13, 2017 by and between Prime Trust, LLC (“Prime Trust” or “Escrow Agent”) and Dubuc Motors (“Issuer”) for its offering known as “Dubuc Motors Electric Car Company”.

RECITALS

WHEREAS, Issuer proposes to offer for sale to investors as disclosed in its offering materials, securities pursuant to either a) Rule 506 promulgated by the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”); b) Regulation A+ promulgated by the SEC as modified by final rules adopted per Title IV of the Jumpstart Our Business Startups (JOBs) Act; or c) another federal or state exemption from registration, either directly (“issuer-direct”) and/or through one or more registered broker-dealers as a selling group (“Syndicate”), the equity and/or debt securities of Issuer (the “Securities”) in the amount of at least $200.00 (the “Minimum Amount of the Offering”) up to $20,000,000.00 (the “Maximum Amount of the Offering”).

WHEREAS, Issuer desires to establish an Escrow Account in which funds received from prospective investors (“Subscribers”) will be held during the Offering, subject to the terms and conditions of this Agreement. Prime Trust agrees to serve as Escrow Agent ( “Escrow Agent”) for the Subscribers with respect to such Escrow Account in accordance with the terms and conditions set forth herein. This includes, without limitation, that the Escrow Account will be held at an FDIC member bank in a separately named (as defined below) account. For purposes of communications and directives, Escrow Agent shall be the sole administrator of the Escrow Account.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

1.	Establishment of Escrow Account. Prior to Issuer initiating the Offering, and prior to the receipt of the first investor funds, Escrow Agent shall establish an account at an FDIC insured US bank (the “Bank”) entitled “Prime Trust as Escrow Agent for Dubuc Motors Electric Car Company” (the “Escrow Account”). The Escrow Account shall be a segregated, deposit account of Escrow Agent at the Bank. All parties agree to maintain the Escrow Account and escrowed funds in a manner that is compliant with banking and securities regulations.

2.	Escrow Period. The Escrow Period shall begin with the commencement of the Offering and shall terminate in whole or in part upon the earlier to occur of the following:

a.	The date upon which the minimum number of securities required to be sold are sold (the “Minimum”) in bona fide transactions that are fully paid for, with cleared funds, which is defined to occur when Escrow Agent has received gross proceeds of at least Minimum Amount of the Offering that have cleared in the Escrow Account and the issuer has triggered a partial or full closing on those funds. Even after a partial close, for min/max and continuous offerings, Escrow shall remain open in order to clear investor funds, and to perform other tasks prior to the issuer selling securities to any investor; or

b.	September 28, 2016 if the Minimum has not been reached; or

c.	The date upon which a determination is made by Issuer and/or their authorized representatives, including any lead broker or placement agent, to terminate the Offering prior to closing; or

d.	Escrow Agent’s exercise of the termination rights specified in Section 14.

During the Escrow Period, the parties agree that (i) the Escrow Account and escrowed funds will be held for the benefit of the Subscribers, and that (ii) Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the contingency has been satisfied by the sale of the Minimum of such Securities to such investors in bona fide transactions that are fully paid for, in accordance with Regulation D and as specified in the offering documents. Even after a sale of securities to investors, the Issuer may elect to continue to leave funds in the Escrow Account in order to protect investors as needed.

In addition, Issuer and Escrow Agent acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the Offering Memorandum. Issuer represents that no funds have yet been raised for Dubuc Motors Electric Car Company and that all funds to be raised for Dubuc Motors Electric Car Company will be deposited in the Escrow Account established by Escrow Agent.

3.	Deposits into the Escrow Account. All Subscribers will be directed by the Issuer to transmit their data and funds, via Escrow Agent’s technology systems, directly to the Escrow Agent as the “qualified third party” that has agreed to hold the funds for the benefit of investors and Issuer. All Subscribers will transfer funds directly to Escrow Agent (with checks, if any, made payable to “Prime Trust, LLC as Escrow Agent for Investors in Dubuc Motors Electric Car Company”) for deposit into the Escrow Account. Escrow Agent shall process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the “Escrow Amount.” Issuer shall promptly, concurrent with any new or modified subscription, provide Escrow Agent with a copy of the Subscriber’s subscription and other information as may be reasonably requested by Escrow Agent in the performance of their duties under this Agreement. Escrow Agent is under no duty or responsibility to enforce collection of any funds delivered to it hereunder. Issuer shall assist Escrow Agent with clearing any and all AML and ACH exceptions.

Funds Hold — clearing, settlement and risk management policy: All parties agree that funds are considered “cleared” as follows:

Wires — 24 hours after receipt of funds

Checks — 10 days after deposit

ACH — As transaction must clear in a manner similar to checks, and as Federal regulations provide investors with 60 days to recall funds, for risk reduction and protection the Escrow Agent will agree to release, starting 10 calendar days after receipt and so long as the offering is closed, the greater of 94% of funds or gross funds less ACH deposits still at risk of recall. Of course, regardless of this operating policy, Issuer remains liable to immediately and without protestation or delay return to Prime Trust any funds recalled pursuant to Federal regulations.

Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent in its sole and absolute discretion deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices.

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4.	Disbursements from the Escrow Account. In the event Escrow Agent does not receive the Minimum prior to the termination of the Escrow Period, Escrow Agent shall terminate Escrow and make a full and prompt return of cleared funds so that refunds are made to each Subscriber of their principal amounts.

In the event Escrow Agent receives cleared funds for at least the Minimum prior to the termination of the Escrow Period, and for any point thereafter and Escrow Agent receives a written instruction from Issuer (generally via notification in the API or web dashboard), Escrow Agent shall, pursuant to those instructions, move funds to a Prime Trust Business custodial account in the name of Issuer, the agreement for which is hereby incorporated into this Agreement by reference and will be considered duly signed upon execution of this Agreement, to perform cash management and reconciliation on behalf of Issuer and for Issuers wholly owned funds, to make any investments as directed by Issuer, as well as to make disbursements if and when requested. Issuer acknowledges that there is a 24 hour (one business day) processing time once a request has been received to break Escrow or otherwise move funds into Issuers Prime Trust custodial account.

Issuer hereby irrevocably authorizes Prime Trust to deduct any fees owed to it, as well as to any third parties (and remit funds to such parties) from the Issuers wholly owned gross funds in the custodial account, if and when due. Furthermore, Issuer directs Escrow Agent to accept instructions regarding fees from any registered securities broker in the syndicate, if any.

5.	Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH chargebacks and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow ledger accessible via Escrow Agents API or dashboard technology. Any and all escrow fees paid by Issuer, including those for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions Issuer determines appropriate, but Issuer shall regardless remit funds to Escrow Agent and not involve Escrow Agent in any such disputes.

6.	Investment of Escrow Amount. Escrow Agent may, at its’ discretion, invest any or all of the Escrow Account balance as permitted by banking or trust company regulations. No interest shall be paid to Issuer or Subscribers on balances in the Escrow Account or in Issuers custodial account.

7.	Escrow Administration Fees, Compensation of Prime Trust. Escrow Agent is entitled to escrow administration fees from Issuer as set forth in Exhibit A.

Issuer agrees without exception that it is liable to Escrow Agent to pay and agrees to pay Escrow Agent, even under circumstances where Issuer has entered an agreement that said fees are to be paid by another party. All fees are charged immediately upon receipt of this Agreement and then immediately as they are incurred in Escrow Agents performance hereunder, and are not contingent in any way on the success or failure of the Offering. Furthermore, Escrow Agent is exclusively entitled to retain as part of its compensation any and all investment interest, gains and other income earned pursuant to item 6 above. No fees, charges or expense reimbursements of Escrow Agent are reimbursable, and are not subject to pro-rata analysis. All fees and charges, if not paid by a representative of Issuer (e.g. funding platform, lead syndicate broker, etc.), may be made via either Issuers credit card or ACH information on file with Escrow Agent. Escrow Agent may also collect its fee(s), at its option, from any custodial funds due to Issuer. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by Issuer or Escrow Agent shall be paid out of or chargeable to the investor funds on deposit in the Escrow Account.

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8.	Representations and Warranties. The Issuer covenants and makes the following representations and warranties to Escrow Agent:

a.	It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.	This Agreement has been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

c.	The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

d.	The Offering shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

e.	No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

f.	It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

g.	Its business activities are in no way related to Cannabis, gambling, adult, or firearms.

h.	The Offering complies in all material respects with the Act and all applicable laws, rules and regulations.

All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

9.	Term and Termination. This Agreement will remain in full force during the Escrow Period and shall terminate upon the following:

a.	As set forth in Section 2.

b.	Termination for Convenience. Any party may terminate this Agreement at any time for any reason by giving at least thirty (30) days’ written notice.

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c.

Escrow Agent’s Resignation. Escrow Agent may unilaterally resign by giving written notice to Issuer, whereupon Issuer will immediately appoint a successor escrow agent. Without limiting the generality of the foregoing, Escrow Agent may terminate this Agreement and thereby unilaterally resign under the circumstances specified in Section 14. Until a successor escrow agent accepts appointment or until another disposition of the subject matter has been agreed upon by the parties, following such resignation notice, Escrow Agent shall be discharged of all of its duties hereunder save to keep the subject matter whole.

Even after this Agreement is terminated, certain provisions will remain in effect, including but not limited to items 3, 4, 5, 10, 11, 12, 14, and 15 of this Agreement. Escrow Agent shall be compensated for the services rendered as of the date of the termination or removal.

10.	Binding Arbitration, Applicable Law, Venue, and Attorney’s Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of Nevada, as applicable, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the American Arbitration Association, with venue in Clark County, Nevada. The parties consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees and costs and the decision of the arbitrator shall be final, binding and enforceable in any court.

11.	Limited Capacity of Escrow Agent. This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent acts hereunder as an escrow agent only and is not associated, affiliated, or involved in the business decisions or business activities of Issuer, Portal, or Subscriber. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith. Escrow Agent’s entire liability and exclusive remedy in any cause of action based on contract, tort, or otherwise in connection with any services furnished pursuant to this Agreement shall be limited to the total fees paid to Escrow Agent by Issuer.

12.	Indemnity. Issuer agrees to defend, indemnify and hold Escrow Agent and its related entities, directors, employees, service providers, advertisers, affiliates, officers, agents, and partners and third-party service providers (collectively “Escrow Agent Indemnified Parties”) harmless from and against any loss, liability, claim, or demand, including attorney’s fees (collectively “Expenses”), made by any third party due to or arising out of (i) this Agreement or a breach of any provision in this Agreement, or (ii) any change in regulation or law, state or federal, and the enforcement or prosecution of such as such authorities may apply to or against Issuer. This indemnity shall include, but is not limited to, all Expenses incurred in conjunction with any interpleader that Escrow Agent may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to Escrow Agent Indemnified Parties. It shall also include any action(s) by a governmental or trade association authority seeking to impose criminal or civil sanctions on any Escrow Agent Indemnified Parties based on a connection or alleged connection between this Agreement and Issuers business and/or associated persons. These defense, indemnification and hold harmless obligations will survive termination of this Agreement.

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13.	Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer and Escrow Agent regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

14.	Changes. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, law enforcement or prosecution policies, and any interpretations of any of the foregoing, and without necessity of notice, Escrow Agent may (i) modify either this Agreement or the Escrow Account, or both, to comply with or conform to such changes or interpretations or (ii) terminate this Agreement or the Escrow Account or both if, in the sole and absolute discretion of Escrow Agent, changes in law enforcement or prosecution policies (or enactment or issuance of new laws or regulations) applicable to the Issuer might expose Escrow Agent to a risk of criminal or civil prosecution, and/or of governmental or regulatory sanctions or forfeitures if Escrow Agent were to continue its performance under this Agreement. Furthermore, all parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Escrow Agent. Changes to this Agreement will be sent to Issuer via email.

15.	Waivers. No waiver by any party to this Agreement of any condition or breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

16.	Notices. Any notice to Escrow Agent is to be sent to escrow@primetrust.com. Any notices to Issuer will be to mike@dubucmotors.com.

Any party may change their notice or email address giving notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested. Furthermore, all parties hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth above or as otherwise from time to time changed or updated in Prime Trusts systems, directly by the party changing such information, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider or technology, or due to a recipients’ change of address, or due to technology issues by the recipients’ service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer or Portal, including statements, and if such documents are desired then that party agrees to directly and personally print, at their own expense, the electronically-sent communication(s) or dashboard reports and maintaining such physical records in any manner or form that they desire. Your Consent is Hereby Given: By signing this Agreement electronically, you explicitly agree to this Agreement and to receive documents electronically, including your copy of this signed Agreement as well as ongoing disclosures, communications and notices.

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17.	Language. It is expressly agreed that it is the will of all parties, including Escrow Agent and Issuer that this Agreement and all related pages, forms, emails, alerts and other communications have been drawn up and/or presented in English.

18.	Counterparts; Facsimile; Email; Signatures; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, and delivered by email in .pdf format, which shall be binding upon each signing party to the same extent as an original executed version hereof.

19.	Substitute Form W-9: Taxpayer Identification Number certification and backup withholding statement.

PRIVACY ACT STATEMENT: Section 6109 of the Internal Revenue Code requires you (Issuer) to provide us with your correct Taxpayer Identification Number (TIN).

Name of Business: Dubuc Motors
Tax Identification Number: 824808133

Under penalty of perjury, by signing this Agreement below I certify that: 1) the number shown above is our correct business taxpayer identification number; 2) our business is not subject to backup withholding unless we have informed FundAmerica in writing to the contrary; and 3) our Company is a U.S. domiciled business.

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Consent is Hereby Given: By signing this Agreement electronically, Issuer explicitly agrees to receive documents electronically including its copy of this signed Agreement and the Business Custodial Agreement as well as ongoing disclosures, communications, and notices.

Agreed as of the date set forth above by and between:

Dubuc Motors, as Issuer

/s/ Mike Kakogiannakis
Name:	Mike Kakogiannakis
Email:	mike@dubucmotors.com
Company:	Dubuc Motors
Title:	COO
Date:	February 13, 2017, 8:56:46AM PST
Signature ID:	e1043f0d-1540-4fc2-8e02-b0e58dc45718

Prime Trust

By:
Name:
Title:

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EXHIBIT A

FEES AND COSTS

Prime Trust’s Administrative Fees shall be calculated on the following schedule:

ESCROW ACCOUNT

● ACH - Per Transaction - Incoming — $0.50
● ACH - Per Transaction - Outgoing — $0.50
● ACH Exception — $5.00
● Check - Stop Payment — $35.00
● Check Processing - Incoming — $10.00
● Check Processing - Outgoing — $10.00
● Escrow Account — $25.00/month
● Escrow Accounting Fee — $5.00
● Escrow Investor — $0.00/investor/month
● Escrow Setup — $500.00
● Wire Processing - Incoming (domestic) — $15.00
● Wire Processing - Incoming (international) — $35.00
● Wire Processing - Outgoing (domestic) — $15.00
● Wire Processing - Outgoing (international) — $35.00

Misc Administrative Services (not under contract, but which Escrow Agent agrees to perform), $100 per hour.

CUSTODIAL ACCOUNT

● Cash Management Fee — 0.25% of issuer funds reconciled and processed

Misc Administrative, investment management, cash disbursement, accounting, and other services are per the most current and then in effect fee schedule for Prime Trust, a copy of which is available on www.primetrust.com